Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email:  jflynn@fairchild.com

FAIRCHILD ANNOUNCES NET EARNINGS OF $0.9 MILLION FOR THE QUARTER ENDED DECEMBER 31, 2004.

McLean, Virginia (February 9, 2005) — The Fairchild Corporation (NYSE: FA), announced today $0.9 million, or $0.04 per share, of net earnings for the quarter ended December 31, 2004, as compared to a net loss of $2.2 million, or $0.09 per share, for the quarter ended December 31, 2003. Net earnings included gains of  $12.5 million, and $5.9 million, on the disposal of discontinued operations, representing additional proceeds earned from the sale of the fastener business, in the three months ended December 31, 2004, and December 31, 2003, respectively. The Company’s loss from continuing operations was $12.6 million, or $0.50 per share, for the quarter ended December 31, 2004, as compared to a loss from continuing operations of $6.6 million, or $0.26 per share, for the quarter ended December 31, 2003. The loss from continuing operations for the three months ended December 31, 2003 included a $2.5 million tax benefit and a $1.8 million of realized foreign currency gains from cash equivalents held in a euro denominated account which had benefited from the strengthening of the euro against the dollar.

Overall revenues increased by $25.0 million, or 56.5%, in the quarter ended December 31, 2004, as compared to the quarter ended December 31, 2003. The increase was due primarily to the prior period including only two months of activity from our acquisition of Hein Gericke, PoloExpress and IFW on November 1, 2003, and our foreign sales benefiting from a stronger euro as compared to the dollar. Revenues in the first quarter of fiscal 2005 also benefited from a 42% increase in revenues at our aerospace segment. Results for the Company’s quarter ended December 31, 2004 are included in the attached table.

Fairchild Sports is a seasonal business with historic trends of higher volumes of sales and profits during months from March through September.

Hein Gericke, PoloExpress and IFW design and sell motorcycle protective apparel, helmets and a large selection of technical accessories for motorcyclists. Together, Hein Gericke and PoloExpress operate 229 retail shops in Germany, Austria, Belgium, France, Italy, Luxembourg, the Netherlands, and the United Kingdom. IFW, located in Tustin, California, is a designer and distributor of motorcycle protective apparel, boots and helmets, under several labels, including First Gear and Hein Gericke. In addition, IFW designs and produces protective apparel under private labels for third parties, including Harley-Davidson.

About The Fairchild Corporation

In addition to Fairchild Sports, The Fairchild Corporation is engaged in the aerospace distribution business which stocks and distributes a wide variety of parts to operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).

This news release may contain forward looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended, and Section 21-E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those set forth in the forward-looking statements, as a result of the risks associated with the Company’s business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.

THE FAIRCHILD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended

REVENUE:	12/31/04	12/31/03

Net sales	$66,790	$41,882
Rental revenue	2,422	2,342

	69,212	44,224
COSTS AND EXPENSES:
Cost of goods sold	45,066	28,781
Cost of rental revenue	1,706	1,486
Selling, general & administrative	33,113	23,256
Other (income) expense, net	(1,767)	(3,116)
Amortization of intangibles	143	—

	78,261	50,407
OPERATING LOSS	(9,049)	(6,183)
Interest expense	(5,464)	(5,393)
Interest income	424	190

Net interest expense	(5,040)	(5,203)
Investment income	131	154
Increase in fair market value of interest rate contract	1,675	2,090

Loss from continuing operations before taxes	(12,283)	(9,142)
Income tax benefit (provision)	(70)	2,487
Equity in loss of affiliates, net	(200)	—
Minority interest, net	—	81

Loss from continuing operations	(12,553)	(6,574)
Earnings (loss) from discontinued operations, net	956	(1,525)
Gain on disposal of discontinued operations, net	12,500	5,934

NET EARNINGS (LOSS)	$903	$(2,165)

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:
Loss from continuing operations	$(0.50)	$(0.26)
Earnings (loss) from discontinued operations, net	0.04	(0.06)
Gain on disposal of discontinued operations, net	0.50	0.23

NET EARNINGS (LOSS)	$0.04	$(0.09)

Basic and diluted weighted average shares outstanding:	25,195	25,190

REVENUES
Sports & Leisure Segment (a)	$43,109	$25,207
Aerospace Segment	23,681	16,674
Real Estate Operations Segment	2,544	2,342
Corporate and Other	—	1
Intercompany Eliminations	(122)	—

Total	$69,212	$44,224

OPERATING LOSS
Sports & Leisure Segment (a)	$(5,518)	$(3,286)
Aerospace Segment	1,080	55
Real Estate Operations Segment	761	766
Corporate and Other	(5,372)	(3,718)

Total	$(9,049)	$(6,183)

    (a)        – Actual results for the three months ended December 31, 2003, include only two months of results from the sports & leisure segment since its acquisition on November 1, 2003.